March 25, 2008

Dear Vineyard National Bancorp Shareholder:

You are being asked to make important decisions about the future of Vineyard.

Vineyard’s Board of Directors is urging you to reject the Consent
Solicitation you may have received in the mail from two
shareholders: Vineyard’s former CEO, Norman Morales, and a stock broker, Jon Salmanson.

I am writing to you as Chairman of the Board and interim CEO of Vineyard.  I want to make sure you have the facts you need to decide whether to expose your investment in Vineyard to significant new risks.  To help you understand your Board’s position, I’d like to remind you of Vineyard’s recent history.

A History of Growth

Vineyard grew rapidly between 2000 and 2007. As you can see from the chart on the right, net loans outstanding grew by nearly $2 billion.

This produced real benefits for shareholders: our earnings rose, we served more of our community – and the value of Vineyard’s stock went up.

Vineyard’s strategies worked well during the years of economic growth. But the Board saw a clear need to emphasize more prudent strategies beginning in late 2006 as it anticipated weakness in the economy.

The Board then directed management to change Vineyard’s strategies. The following examples demonstrate why the Board believes the strategies and business approaches of the past are not appropriate in today’s economic environment:

•
At the end of 2007, approximately $39.6 million of Vineyard’s loans were “non-accruing” loans. In plain English, this means that the borrowers of the $39.6 million are not likely to make their interest payments, and also may not be able to repay the loans. Vineyard originated these loans between 2005 and 2007 under Mr. Morales’ leadership. As the economy continues to slow in 2008, loans like these are proving to be very risky and potentially very costly. This is a significant reason why the Board is working to reduce such risks.

•	Your Board has also been forced to deal with significant problems in the way the Bank was being managed. To cite just a couple of painful examples:

o
Your Board’s Audit Committee continues to investigate internal violations of policies in Vineyard’s Information Technology (IT) function. Because the review of these problems is ongoing, Vineyard was not able to complete its financial audit and file its annual report (Form 10K) on time this year.

o	In light of recent evidence of ineffective management, Vineyard terminated the employment of several employees, including one senior level employee with strong personal ties to Mr. Morales.

These problems, which emerged in 2007 as the economic climate abruptly changed, prompted the Board to take decisive action to protect your, and our, investment.

Further validating the  Board’s belief – namely, that Vineyard must emphasize prudent strategies as it navigates today’s risk-filled economic landscape – is the data contained in the Uniform Bank Performance Report.*  As of Dec. 31, 2007:

o
Compared with the average for our peers, Vineyard had approximately six times more exposure to higher-risk construction loans for single-to-four-family homes. Vineyard’s exposure was 244%of the Bank’s total capital, compared with 38% for our peers. Loans of this type already have created severe losses for several Southern California banks.

o
Vineyard funded a large part of its growth with higher-cost certificates of deposit. Because Vineyard raised more of its deposits by offering high rates, Vineyard’s cost of deposits (the average rate it paid) was 5.24% compared with peers’ cost of 4.86%.  While high-cost deposits may fuel growth in a strong economy, and while it’s easier to attract deposits with high rates than by nurturing long-term relationships, this practice in a declining economy has the opposite effect of hurting profits.

o
Vineyard’s capitalization strategy at the holding company level relied to a greater extent than its peers on debt, as opposed to common stock. The result was a double-leverage ratio of 215%, versus 117% for our peers.  While debt is less expensive than equity when the economy is good, it creates additional financial burden for an institution during challenging economic times.

Many months after it began to compel changes in Vineyard’s strategies, the Board on Jan. 23, 2008 accepted the resignation of Norman Morales from the Board, and his employment as President and Chief Executive Officer was terminated. The Board agreed to make severance payments to Mr. Morales of more than $1 million.

Now Mr. Morales, with Mr. Salmanson, seeks your support in unseating the Board. He said his group’s “intent is to assist in the restoration of shareholder value, which has declined over the past few months.”

_____________________________

* Uniform Bank Performance Reports compare the financial performance of banks to their peers. The Reports are available on the Federal Deposit Insurance Corporation (FDIC) website at www2.fdic.gov/ubpr/ReportTypes.asp and on the Federal Financial Institution Examination Counsel (FFIEC) website at www.ffiec.gov/UBPR.htm Further, Vineyard’s “Call Report” is available at the FDIC website at www4.fdic.gov/call_tfr_rpts/index.asp

Please note: The Board believes Mr. Morales’ suggestion – that the problems began in “the past few months” – is misleading. The problems began well before he resigned.

News reports say Mr. Morales is calling for “progressive” action. Your Board believes it is misleading – or naïve – to suggest that Vineyard can solve its problems with strategies that are similar to the strategies that allowed the problems to arise in the first place.

Please note: Before Mr. Morales resigned, the Board considered and rejected his strategies.

Prudent Strategies for Future Growth

During its continual review process, your Board decided – beginning in late 2006 in light of the rising risks – to emphasize prudent and disciplined strategies for future growth.

Your Board is currently pursuing a two-phase strategy. Its goal is to strengthen Vineyard so it can weather the current operating environment, and to position Vineyard so it will be able to take advantage of future opportunities when the economy improves.

Phase Oneof your Board’s strategy for growth has three goals:

1.	Reducing Vineyard’s overall risk profile through a measured approach that addresses the current challenging operating environment.

This goalincludescareful steps to address Vineyard’s elevated risk profile so that new problems –like the onesin our IT operationsand in our construction loans –do not lead to new and unexpected risks. For example, compared with similarly sized banks, Vineyard has about six times more exposure to highly cyclical home construction loans – and to reduce Vineyard’s risk profile, the Board responded to today’s economic climate by acting to limit Vineyard’s exposure to these loans.

2.
Refocusing on Vineyard’s core businesses that have been thefoundation of the institution over the years. The Board is focusing on the markets we already serve, directing Vineyard to focus more on building close relationships with customers. Vineyard has scrapped expensive and risky expansion plans in new and unfamiliar markets that the former CEO, Mr. Morales, intended to pursue in spite of deteriorating economic conditions.

3.
Repositioning Vineyard for future growth when the economic environment improves and market opportunities present themselves.The Board remains committed to continuing the growth of Vineyard –and it is working today to ensure Vineyard will have the strength and resources so it will be able to capitalize on new opportunities when the economyimproves.

Phase Two of this strategy calls for prudent steps to grow by bolstering the core franchise of Vineyard Bank in our communities.
This means seeking opportunities to grow ourfranchise directly and through strategic acquisitionsof other institutions.  Our strategies include attracting new deposits by nurturing close relationships with customers. Relationship-based deposits –that is, deposits from customers with ties to Vineyard beyond just a high-interest deposit –tend to be less expensive and more profitable.

Vote Against the Consent Solicitation – and Against Distraction

Your Board is committed to growing Vineyard. It differs from the former CEO, however, on matters of risk and timing: namely, how much risk should Vineyard take with shareholders’ money, and how much risk should we take when the economy is so uncertain?

The Consent Solicitation is not about improving corporate governance. Shareholders already have broad rights to represent their interests – including the rights that Messrs. Morales and Salmanson exercised when they mailed their proposal to you. Also, please remember: the Bylaws that Mr. Morales now seeks to change are the very same Bylaws that, in August 2007, he voted to approve when he was on the Board. We believe this proposal primarily serves the personal interests of Messrs. Salmanson and Morales rather than shareholders generally. In fact, these narrow rights can be triggered ONLY in the rare occasion that a director, President or Chief Executive leaves office within a narrow period, as did Mr. Morales.

As a group, your Board beneficially owns a significant stake in Vineyard – about 7% of the stock. We share the same interests that you have as a Vineyard shareholder.

We urge you to vote AGAINST the consent solicitation by signing, dating and returning the BLUE Consent Revocation Card that we have included in this mailing, and in the Consent Revocation Statement we sent to you.

Sincerely,

James G. LeSieur
Chairman & Interim Chief Executive Officer

If you have questions about revoking your consent or require assistance, please call:

D.F. KING & CO. INC.
48 Wall Street, New York, New York 10005
Shareholders Call Toll-Free at: 800-967-7921
Banks and Brokers Call Collect at: 212-269-5550

Important Additional Information

The Company filed a Definitive Consent Revocation Statement on Schedule 14A with the SEC on March 13, 2008. Investors and security holders are advised to read the Company's Definitive Consent Revocation Statement and other materials filed by the Company related to the Definitive Consent Revocation Statement solicitation, when available, because they contain important information. Investors and security holders may obtain a free copy of the Definitive Consent Revocation Statement on Schedule 14A and all other related materials filed by the Company with the SEC (when they are filed and become available) free of charge at the SEC's website at www.sec.gov or by contacting D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005, 1-800-967-7921. The Company also will provide a copy of these materials without charge on its website at www.vnbcstock.com.

The Company, its Board and one or more of its executive officers may be deemed to be participants in the solicitation of consent revocations from shareholders of the Company. Information regarding the names of the Company's Board and executive officers and their respective interests in the Company is set forth in the Company's Definitive Consent Revocation Statement.

Forward-Looking Statements

Certain matters discussed herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company's ability to control or predict. Important factors that may cause actual results to differ materially and could impact the Company and the statements contained herein can be found in the Company's filings with the SEC including quarterly reports on Form 10-Q, current reports on Form 8-K, annual reports on Form 10-K, and the Consent Revocation Statement on Schedule 14A. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and other protections under the Federal securities laws. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.